EXECUTION VERSION

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 27, 2014 by and among:

(1)           58.com Inc., a company organized under the laws of the Cayman Islands (the “Company”); and

(2)           each of the parties set forth in Exhibit A hereto (each, a “Shareholder,” and collectively, the “Shareholders”).

WHEREAS, the Company desires to repurchase from Shareholders, and each of Shareholders desires to sell to the Company, an aggregate of 7,838,949 Class B ordinary shares of the Company, par value US$0.00001 each (collectively, the “Ordinary Shares”), on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	AGREEMENT TO REPURCHASE AND SELL ORDINARY SHARES.

Subject to the terms and conditions hereof, each of Shareholders hereby agrees to sell to the Company, and the Company hereby agrees to repurchase from such Shareholder, such number of Ordinary Shares as set forth opposite such Shareholder’s name in Exhibit A hereto at a price of US$20.00 per Ordinary Share, or an aggregate repurchase price of US$156,778,980 (the “Repurchase Price”). The Ordinary Shares to be repurchased and sold pursuant to this Section 1 are collectively referred to as the “Repurchase Shares.”

2.	CLOSINGS; DELIVERIES.

The closing of the repurchase and sale of the Repurchase Shares hereunder shall take place simultaneously when the Company issues certain shares in accordance with the Investment Agreement entered into by the Company and the relevant party thereto dated the date hereof or at such other time and place as may be mutually agreed upon by the Company and Shareholders (the “Closing”). At the Closing, the payment of the pro rate portion of the Repurchase Price to each Shareholder (in the amount as set forth opposite such Shareholder’s name in Exhibit A hereto) shall be made by wire transfer in U.S. dollars to an account designated by such Shareholder.

2.1.          Deliveries by Shareholders. At the Closing, each of Shareholders shall deliver to the Company an instrument of transfer, in the form as attached hereto as Exhibit B. duly signed by an authorized signatory of such Shareholder and the share certificates representing the number of Ordinary Shares to be sold by such Shareholder to the Company (as set forth opposite such Shareholder’s name in Exhibit A hereto) for cancellation by the Company.

2.2.         Deliveries by Company. At the Closing, the Company shall deliver to each Shareholders a copy of the relevant page of the Company’s register of members evidencing the cancellation of the Repurchased Shares.

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3.	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each of Shareholders, severally and not jointly, represents and warrants to the Company as of the date hereof and the date of the Closing, as follows:

3.1.          Due Authorization. such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.

3.2.          Title to Repurchase Shares. such Shareholder is the sole record owner of the number of Ordinary Shares to be sold by such Shareholder to the Company (as set forth opposite such Shareholder’s name in Exhibit A hereto) at the Closing, free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions or other encumbrances of any nature whatsoever.

3.3.          Compliance with Other Instruments and Agreements. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any contract to which such Shareholder is a party or by which it may be bound, (ii) conflict with or result in a breach or violation in any material respect of any applicable laws or the constitutional documents of such Shareholder, or (iii) require any prior consent or approval.

4.	MISCELLANEOUS

4.1.          Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of the Cayman Islands.

4.2.          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations therein may not be assigned by any party thereto without the written consent of the other parties.

4.3.          Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

4.4.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

58.com Inc.

By:
Name: Jinbo Yao
Title: CEO

[SIGNATURE PAGE TO SHARE REPURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SHAREHOLDERS:

DCM V, L.P.

By
Name:
Title:

DCM Affiliates Fund V, L.P.

By
Name:
Title:

[Signature page to Share Repurchase Agreement]

EXHIBIT A

SHAREHOLDERS

Shareholder	Number of Ordinary Shares to be Sold to the Company	Repurchase Price
DCM V, L.P.	7,652,229 Class B ordinary shares	US$153,044,580
DCM Affiliates Fund V, L.P.	186,720 Class B ordinary shares	US$3,734,400
Total	7,838,949 Class B ordinary shares	US$156,778,980

EXHIBIT B

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED

, (amount)

I,	of (transferor)

, (address)

hereby sell, assign and transfer unto	58.com Inc.	(transferee)

of	Codan Trust Company (Cayman) Limited, Cricket Square, P.O. Box	(address)
2681, Grand Cayman KY1-1111

(number of shares) Class B Ordinary
Shares

of	(company name)
58.com Inc. (incorporated in the Cayman Islands)

Dated this	day of	, 2014

Signed by the Transferor:	In the presence of:

Name:	Witness